Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of February 24, 2005, by and between RAINMAKER SYSTEMS, INC., a Delaware corporation (the “Company”), and STEVE VALENZUELA (“Employee”).

RECITALS

A. The Company desires to continue to retain the services of Employee, and Employee desires to continue to be employed by the Company, upon the terms and conditions set forth in this Agreement.

B. Employee acknowledges that he has had an opportunity to consider this Agreement and consult with independent advisors of his choosing with regard to the terms of this Agreement, and enters this Agreement voluntarily and with a full understanding of its terms.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, the Company and Employee agree as follows:

1. Employment and Term. Unless terminated in accordance with Section 4 hereof, the Company agrees to employ Employee as Chief Financial Officer for an initial term ending December 31, 2007. Unless terminated in accordance with Section 4 hereof, this Agreement shall be automatically renewed for an additional one year term at the expiration of the initial term and any subsequent one year term, unless within 30 days of the expiration of the then pending term, one of the parties hereto delivers written notice to the other stating the desire to not renew.

(A) Duties. Employee will be responsible for coordinating and supervising all functional areas and operations of the finance group of the Company, as directed by the President and shall report to the President. Employee shall devote his full time and attention, with undivided loyalty, to the business and affairs of the Company during the term of this Agreement. Employee shall not engage in any other business or job activity during the term of this Agreement without the Chief Executive Officer’s prior written consent. Employee shall in good faith perform those duties and functions as are required by his position and as are determined and assigned to him from time to time by the board of directors of the Company or its designees. Notwithstanding the foregoing, the parties agree that, to provide for unanticipated events and flexibility, the Company shall have the right to modify from time to time the title and duties assigned to Employee, so long as such titles and duties are consistent with Employee’s position as Chief Financial Officer.

2. Compensation. Employee shall receive compensation from the Company for his services hereunder determined as follows:

(A) Base Salary.

(i) The Company agrees to pay to Employee a base salary of $225,000 per year (“Base Salary”) payable in accordance with the Company’s then current payroll practices. Adjustments to the Base Salary shall be within the discretion of the Board of Directors.

(ii) A base salary reduction of more than ten percent in any one year without the consent of the Employee may be considered a termination without cause under Section 4(A)(ii). To trigger such a termination without cause, Employee must, within thirty calendar days of the announced reduction, give the Board written notice that the reduction is viewed as a termination without cause. The termination shall not take effect until thirty days from the date of the written notice in order to give the Board an opportunity to remedy.

(B) Quarterly Bonus. Employee and Company desire to create a performance-based bonus compensation arrangement. The Company agrees that Employee shall be eligible for a quarterly bonus (the “Bonus”) determined in accordance with the formula established annually by the Board of Directors. The formula for 2005 is set forth below in Sections 2(B)(i), (ii) and (iii). If the Company meets its revenue and net income goals for 2005, then Employee will be paid a total Bonus amount of $25,000 (the “Target Annual Bonus Amount”). The Target Annual Bonus amount will be established annually by the Board. It is the intent of the Company and Employee to use this performance-based bonus compensation arrangement to tie a potentially large portion of Employee’s total compensation to the financial performance of the Company. The Bonus formula and Target Annual Bonus Amount will be established by the Board each year by January 31 and may be adjusted from time to time during the year. A reduction of the Target Annual Bonus Amount of more than fifty percent in any one year without the consent of the Employee may be considered a termination without cause under Section 4(A)(ii). To trigger such a termination without cause, Employee must, within thirty calendar days of the announced reduction, give the Board written notice that the reduction is viewed as a termination without cause. The termination shall not take effect until thirty days from the date of the written notice in order to give the Board an opportunity to remedy.

(i) Revenue Target. Fifty percent (50%) of the Bonus amount to be paid to Employee in 2005 shall be based upon whether the Company meets its quarterly revenue goals, as determined by the Company and approved by the Company’s board of directors (the “Revenue Bonus”). If the Company meets but does not exceed each of its quarterly revenue goals, then the total annual Revenue Bonus amount available to Employee shall be $12,500, paid quarterly; however, this total annual Revenue Bonus amount may be lesser or greater in accordance with the terms of this Agreement. In the event that the Company meets its quarterly revenue goal, then Employee shall be paid one hundred percent (100%) of the quarterly Revenue Bonus amount. This calculation would result in Employee receiving a quarterly Revenue Bonus payment for such quarter equal to $3,125 (the “Target Quarterly Revenue Bonus Amount”).

(a) If the Company Exceeds Revenue Target. If the Company exceeds its revenue goal for a given quarter, then Employee shall be paid a Revenue Bonus for that quarter calculated on a percentage basis equal to the percentage by which the Company exceeds its quarterly revenue goal. For example, if the Company exceeds its quarterly revenue goal by twenty percent (20%), then the Revenue Bonus amount due Employee for that quarter would be equal to one hundred twenty percent (120%) of the Target Quarterly Revenue Bonus Amount. This calculation would result in Employee receiving a quarterly Revenue Bonus payment for such quarter equal to $3,750 (i.e., $3,125 x 120% = $3,750). There is no limit on the quarterly Revenue Bonus amount that Employee may earn in a given quarter.

(b) If the Company Does Not Meet its Revenue Target. If the Company does not meet its revenue goal for a given quarter, then Employee shall be paid a Revenue Bonus for that quarter calculated as follows:

(1) In order for Employee to be paid any portion of the Revenue Bonus applicable to that quarter, the Company must achieve at least eighty percent (80%) of its revenue goal for that quarter. If the Company fails to achieve quarterly revenues equal to at least eighty percent (80%) of the revenue goal for that quarter, then Employee shall not be paid any Revenue Bonus for that quarter.

(2) If the Company achieves quarterly revenues equal to eighty percent (80%) of that quarter’s revenue goal, then Employee shall be paid a quarterly Revenue Bonus for that quarter equal to fifty percent (50%) of the Target Quarterly Revenue Bonus Amount. This calculation would result in Employee receiving a quarterly Revenue Bonus payment for such quarter equal to $1,562.50 (i.e., $3,125 x 50% = $1,562.50).

(3) If the Company achieves quarterly revenues equal to an amount between eighty percent (80%) and one hundred percent (100%) of that quarter’s revenue goal, then Employee shall be paid a quarterly Revenue Bonus for that quarter that is determined by adding to the base fifty percent (50%) Target Quarterly Revenue Bonus Amount an amount equal to two and one-half percent (2.5%) of the Target Quarterly Revenue Bonus Amount for each one percent (1%) increase in quarterly revenues above the eighty percent (80%) quarterly revenue minimum. For example:

(A) If the Company achieves quarterly revenues equal to eighty-one percent (81%) of that quarter’s revenue goal, then Employee shall be paid a quarterly Revenue Bonus for that quarter equal to fifty-two and one-half percent (52.5%) of the Target Quarterly Revenue Bonus Amount. This calculation would result in Employee receiving a quarterly Revenue Bonus payment for such quarter equal to $1,640.63 (i.e., $3,125 x 52.5% = $1,640.63).

(B) If the Company achieves quarterly revenues equal to eighty-five percent (85%) of that quarter’s revenue goal, then Employee shall be paid a quarterly Revenue Bonus for that quarter equal to sixty-two and one-half percent (62.5%) of the Target Quarterly Revenue Bonus Amount. This calculation would result in Employee receiving a quarterly Revenue Bonus payment for such quarter equal to $1,953.13 (i.e., $3,125 x 62.5% = $1,953.13).

(C) If the Company achieves quarterly revenues equal to ninety percent (90%) of that quarter’s revenue goal, then Employee shall be paid a quarterly Revenue Bonus for that quarter equal to seventy-five percent (75%) of the Target Quarterly Revenue Bonus Amount. This calculation would result in Employee receiving a quarterly Revenue Bonus payment for such quarter equal to $2,343.75 (i.e., $3,125 x 75% = $2,343.75).

(D) If the Company achieves quarterly revenues equal to ninety-five percent (95%) of that quarter’s revenue goal, then Employee shall be paid a quarterly Revenue Bonus for that quarter equal to eighty-seven and one-half percent (87.5%) of the Target Quarterly Revenue Bonus Amount. This calculation would result in Employee receiving a quarterly Revenue Bonus payment for such quarter equal to $2,734.38 (i.e., $3,125 x 87.5% = $2,734.38).

(ii) Net Income Target. Fifty percent (50%) of the Bonus amount to be paid to Employee shall be based upon whether the Company meets or exceeds its quarterly net income goals (the “Quarterly Net Income Bonus”) and annual net income goals (the “Annual Net Income Bonus’), as determined by the Company and approved by the Company’s board of directors. If the Company meets but does not exceed each of its quarterly net income goals, then the total Quarterly Net Income Bonus amount available to Employee for the calendar year shall be $6,250, paid quarterly. If the Company meets but does not exceed its annual net income goal, then the Annual Net Income Bonus amount available to Employee shall be $6,250, paid annually. Notwithstanding the foregoing, each of the Quarterly Net Income Bonus and the Annual Net Income Bonus amount, may be lesser or greater in accordance with the terms of this Agreement. In the event that the Company meets its quarterly net income goal, then Employee shall be paid one hundred percent (100%) of the Quarterly Net Income Bonus amount payable for that quarter (i.e., $1,562.50) (the “Target Quarterly Net Income Bonus Amount”). In the event that the Company meets its annual net income goal, then Employee shall be paid one hundred percent (100%) of the Annual Net Income Bonus amount payable for that year (i.e., $6,250) (the “Target Annual Net Income Bonus Amount”).

(a)	If the Company Exceeds Net Income Target. (I) If the Company exceeds its net income goal for a given quarter, then Employee shall be paid a Quarterly Net Income Bonus for that quarter calculated on a percentage basis equal to the percentage by which the Company exceeds its quarterly net income goal. However, such increased Quarterly Net Income Bonus for any quarter may not exceed ten percent (10%) above the Target Quarterly Net Income Bonus Amount. For example, if the Company exceeds its quarterly net income goal by nine percent (9%), then the Quarterly Net Income Bonus amount due Employee for that quarter would be equal to one hundred nine percent (109%) of the Target Quarterly Net Income Bonus Amount. If the Company exceeds its quarterly net income goal by 10 percent or more, then the Quarterly Net Income Bonus amount due Employee for that quarter would be equal to one hundred ten percent (110%) of the Target Quarterly Net Income Bonus Amount. For example, if the Company exceeds its quarterly net income goal by fifteen percent (15%), then the Quarterly Net Income Bonus amount due Employee for that quarter would be equal to one hundred ten percent (110%) of the Target Quarterly Net Income Bonus Amount.

(II) If the Company exceeds its net income goal for a given year, then Employee shall be paid an Annual Net Income Bonus for that year calculated on a percentage basis equal to the percentage by which the Company exceeds its annual net income goal. However, such increased Annual Net Income Bonus for any year may not exceed ten percent (10%) above the Target Annual Net Income Bonus Amount. For example, if the Company exceeds its annual net income goal by nine percent (9%), then the Annual Net Income Bonus amount due Employee for that year would be equal to one hundred nine percent (109%) of the Target Annual Net Income Bonus Amount. If the Company exceeds its annual net income goal by 10 percent or more, then the Annual Net Income Bonus amount due Employee for that year would be equal to one hundred ten percent (110%) of the Target Annual Net Income Bonus Amount. For example, if the Company exceeds its annual net income goal by fifteen percent (15%), then the Annual Net Income Bonus amount due Employee for that year would be equal to one hundred ten percent (110%) of the Target Annual Net Income Bonus Amount.

(b)

If the Company Does Not Meet its Net Income Target. (I) In order for Employee to be paid any portion of the Quarterly Net Income Bonus applicable to that quarter, the Company must achieve at least ninety percent (90%) of its net income goal for that quarter. If the Company fails to achieve quarterly net income equal to at least ninety percent (90%) of the net income goal for that quarter, then Employee shall not be paid any Quarterly Net Income Bonus for that quarter. If the Company achieves between 90 percent (90%) and one hundred percent (100%) of its net income goal for a given quarter, then Employee shall be paid a Quarterly Net Income Bonus for that quarter calculated on a percentage basis equal to the percentage of the quarterly net income goal achieved. For example, if the Company achieves ninety-one percent (91%) its quarterly net income goal, then the Quarterly Net Income Bonus amount due Employee for that quarter would be equal to ninety-one percent (91%) of the Target Quarterly Net Income Bonus Amount.

(II)	In order for Employee to be paid any portion of the Annual Net Income Bonus applicable to that year, the Company must achieve at least ninety percent (90%) of its net income goal for that year. If the Company fails to achieve annual net income equal to at least ninety percent (90%) of the net income goal for that year, then Employee shall not be paid any Annual Net Income Bonus for that year. If the Company achieves between 90 percent (90%) and one hundred percent (100%) of its net income goal for a given year, then Employee shall be paid an Annual Net Income Bonus for that year calculated on a percentage basis equal to the percentage of the annual net income goal achieved. For example, if the Company achieves ninety-one percent (91%) its annual net income goal, then the Annual Net Income Bonus amount due Employee for that year would be equal to ninety-one percent (91%) of the Target Annual Net Income Bonus Amount.

(iii) Rule of Construction. In making the calculations required under Section 2(B) of this Agreement, (a) dollar amounts (for example, revenues and net income) shall be rounded to the nearest $1000 (for example, $15,135,500 shall be rounded to $15,136,000), and (b) percentages shall be rounded to the nearest one-tenth of one percent (for example, 63.45% shall be rounded to 63.5%).

3. Fringe Benefits. The Company agrees to provide Employee with the following fringe benefits:

(A) Business Expense Reimbursement. Employee shall be authorized to incur reasonable business expenses in performing his duties under this Agreement, including, but not limited to, expenses for entertainment, long distance telephone calls, mobile phone use, lodging, meals, air fare, transportation and travel. The Company will reimburse Employee for all such reasonable expenses upon presentation by Employee, from time to time, of an itemized account or other appropriate documentation of such expenses. In addition, Employee shall be entitled to a car allowance in the amount of $1,000 per month.

(B) Vacation. Employee shall earn 5 hours of vacation every pay period (as established pursuant to the Company’s policies); provided, however, that the Company and Employee must mutually agree as to the time during any employment year when such vacation may be taken.

(C) Additional Benefits. In addition to the foregoing, Employee shall be eligible to participate in benefit plans and policies provided to other Company employees of similar status, on the terms and conditions existing, and as may be changed from time to time, for participation in those plans and policies. Among other things, the Company shall provide and pay for (i) term life insurance coverage; long-term disability insurance for Employee and health and dental insurance for Employee and his dependents, and (ii) automobile allowances and expense reimbursement. The Company shall also pay the reasonable costs and expenses incurred by Employee in obtaining estate planning advice by an estate planning professional. Employee shall also be eligible to participate in 401(k) and other savings or benefits plans provided by the Company.

(D) Membership on Outside Boards of Directors. With the consent of the Chief Executive Officer of the Company, Employee may serve on the board of directors of organizations other than the Company; provided however, that such service on other boards of directors shall not in any way interfere with Employee’s performance of his duties for the Company. Employee shall be entitled to retain all compensation paid to him in connection with his service on such other boards of directors.

4. Termination. Either the Company or Employee may terminate Employee’s employment in accordance with the following provisions:

(A) Termination by the Company. The employment of Employee may be terminated by the Company for any reason or no reason, with or without cause or justification, subject to the following:

(i) In the event that Employee’s employment is terminated by the Company for cause, or due to death or Employee’s inability to properly perform his duties by reason of incapacity for a period of more than one hundred eighty (180) consecutive days, the Company’s total liability to Employee or his heirs shall be limited to payment of Employee’s Base Salary and benefits through the effective date of termination, as set by the Company, and Employee shall not be entitled to any further compensation or benefits provided under this Agreement (but without limiting any other benefits to which Employee or his estate may be entitled under the Company’s employee benefit plans).

(a) Cause for termination shall include, but shall not be limited to: (1) Employee’s conviction of, plea of nolo contendere to or commission of any felony or gross misdemeanor; but only if such event significantly impairs the Employee’s ability to perform his duties under this Agreement; (2) any fraud, misrepresentation or gross misconduct by Employee against the Company; and (3) Employee’s breach of this Agreement.

(ii) In the event Employee’s employment is terminated by the Company other than for a reason set forth in Section 4(A)(i), such termination will be effective upon notice on the date specified by the Company, and the Company agrees to pay Employee an amount equal to three quarters (3/4) times Employee’s Base Salary and Target Annual Bonus Amount for the year, payable in nine (9) equal monthly payments. The Company also agrees to pay the costs of continued health insurance for Employee and his dependents under COBRA for nine (9) months after Employee’s effective date of termination. The Company further agrees that upon such termination of employment without cause, option shares then held by Employee shall continue to vest for nine (9) months.

(iii) Notwithstanding anything to the contrary in this Agreement, unless a new employment agreement is executed between the parties hereto or this Agreement is renewed pursuant to Section 1 hereof, in the event Employee’s employment is terminated by the Company other than for a reason set forth in Section 4(A)(i), the Company’s obligations to pay Employee: (i) an amount equal to three quarters (3/4) times Employee’s Base Salary and Target Annual Bonus Amount for the year, payable in nine (9) equal monthly payments; and (ii) the costs of continued health insurance for Employee and his dependents under COBRA for nine (9) months after Employee’s effective date of termination, each as set forth in Section 4(A)(ii), shall survive expiration or non-renewal of this Agreement. In addition, upon such a termination, option shares then held by Employee shall continue to vest for nine (9) months.

(B) Termination by Employee. If Employee’s employment with the Company is terminated by Employee for any reason, Employee shall be entitled only to his Base Salary and benefits earned through the date of termination, and shall not be entitled to any further compensation or benefits pursuant to this Agreement (but without limiting any other benefits to which Employee may be entitled as are provided by the Company’s employee benefit plans for similarly situated people). Employee agrees to give the Company at least thirty (30) days prior written notice of termination of his employment.

(C) Change in Control. In the event of a Change in Control that results in a material reduction in Employee’s position or responsibilities within the Company, then Employee shall receive an immediate payment of a sum equal to three quarters (3/4) times the Base Salary and Target Annual Bonus Amount and all option shares then held by Employee and not otherwise vested shall immediately vest in full; provided however, that with respect to non-qualified option shares, the Employee shall have not less than nine (9) months to exercise such options. For purposes of this Agreement, a “Change in Control” shall be defined as follows: (i) a sale or other transfer of over fifty percent (50%) of the shares of the Company; (ii) a merger or other combination of the Company in which the Company is not the surviving entity; (iii) a sale or other transfer of all or substantially all of the assets of the Company; (iv) the reduction of the then current Base Salary or Target Annual Bonus Amount by the acquiring company; or (v) the relocation of the Employee’s assigned office to a location that is greater than 50 miles from the location immediately prior to a transaction in which the Company is acquired.

5. Maintenance of Confidentiality. Employee acknowledges that, pursuant to his employment with the Company, he will necessarily have access to trade secrets and information that is confidential and proprietary to the Company in connection with the performance of his duties. In consideration for the disclosure to Employee of, and the grant to Employee of access to such valuable and confidential information and in consideration of his employment, Employee shall comply in all respects with the provisions of this section of the Agreement.

(A) Nondisclosure. During the term of this Agreement and thereafter, Confidential Information of the Company of which Employee gains knowledge during the term or prior thereto in connection with his hiring shall be used by Employee only for the benefit of the Company in connection with Employee’s performance of his employment duties, and Employee shall not, and shall not allow any other person that gains access to such information in any manner or form to, disclose, communicate, divulge or otherwise make available, or use, any such information, other than for the immediate benefit of the Company and without the prior written consent of the Company. For purposes of this Agreement, the term “Confidential Information” means information not generally known to the public and which is proprietary to the Company and relates to the Company’s existing or reasonably foreseeable business or operations, including but not limited to trade secrets, business plans, advertising or public relations strategies, financial information, budgets, personnel information, customer information and lists, and information pertaining to research, development, manufacturing, engineering, processing, product designs (whether or not patented or patentable), purchasing and licensing, and may be embodied in reports or other writings or in blue prints or in other tangible forms such as equipment and models. Employee will refrain from any acts or omissions that would jeopardize the confidentiality or reduce the value of any the Company’s Confidential Information.

(B) No Solicitation. During the term and during any period Employee is receiving compensation from the Company, Employee agrees not directly or indirectly to solicit, induce or attempt to solicit or induce any employee of the Company to terminate his or her employment with the Company in order to become employed by any other person or entity.

(C) Non-Competition. During the term of his employment and any period for which Employee is receiving payment from the Company under this Agreement, Employee shall not, without the Company’s prior written consent, engage or participate, either indirectly or as an employee, consultant or principal, partner, agent, trustee, officer or director of a corporation, partnership, or other business entity, in any business in which the Company is primarily and directly engaged. It is agreed that this provision does not apply to an investment by Employee in any mutual fund or to any ownership of any stock of less than ten percent (10%) of any publicly traded corporation. After termination of employment, Employee shall not, without the Company’s prior written consent, engage or participate, either indirectly or as an employee, consultant or principal, partner, agent, trustee, officer or director of a corporation, partnership, or other business entity, in any business that would lead to the inevitable disclosure of the Company’s confidential or propriety trade secret information.

(D) Injunctive Relief. Employee expressly agrees that the covenants set forth in this Section 5 are reasonable and necessary to protect the Company and its legitimate business interests, and to prevent the unauthorized dissemination of Confidential Information to competitors of the Company. Employee also agrees that the Company will be irreparably harmed and that damages alone cannot adequately compensate the Company if there is a violation of this Section 5 by Employee, and that injunctive relief against Employee is essential for the protection of the Company. Therefore, in the event of any such breach, it is agreed that, in addition to any other remedies available, the Company shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, plus attorneys’ fees actually incurred for the securing of such relief. Furthermore, Employee agrees that the Company shall not be required to post a bond or other collateral security with the court if the Company seeks injunctive relief. To the extent any provision of this Section 5 is deemed unenforceable by virtue of its scope or limitation, Employee and the Company agree that the scope and limitation provisions shall nevertheless be enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction where enforcement is sought.

6. Notices. Any notice which either party may wish or be required to give to the other party pursuant to this Agreement shall be in writing and shall be either personally served or deposited in the United States mail, registered or certified and with proper postage prepaid, addressed as follows:

To the Company:

Rainmaker Systems, Inc.
1800 Green Hills Road
Scotts Valley, CA 95066

To Employee:

Mr. Steve Valenzuela
at the home address on file
with the Company from time to time

or to such other address as the parties may designate from time to time by written notice to the other party given in the above manner. Notice given by personal service shall be deemed effective upon service. Notice given by registered or certified mail shall be deemed effective three (3) days after deposit in the mail.

7. Miscellaneous

(A) Modifications. This Agreement supersedes all prior agreements and understandings between the parties relating to the employment of Employee by the Company, and it may not be changed or terminated orally. No modification, termination or attempted waiver of any provisions of this Agreement shall be valid unless it is in a writing signed by the party against whom the same is sought to be enforced.

(B) Enforceability and Severability. If any term of this Agreement is deemed void, voidable, invalid or unenforceable for any reason, such term shall be deemed severable from all other terms of this Agreement, which shall continue in full force and effect.

(C) Arbitration. Any disputes or controversy between the parties to this Agreement, including allegations of fraud and misrepresentation, arising from or as a result of this Agreement, the resulting business dealings between the Company and Employee, Employee’s employment or the termination thereof, including any claims of discrimination or other claims under any federal, state, or local law or regulation now in existence or hereinafter enacted concerning in any way the subject of Employee’s employment with the Company or its termination, shall be resolved, after the parties attempt informal resolution, exclusively by arbitration in accordance with the Rules and Regulations of the American Arbitration Association. All Arbitration hearings shall be held in Santa Clara County, California within one hundred twenty (120) days from the date Arbitration is demanded by any of the parties and the Arbitrator shall render his/her written decision within thirty (30) days after the Arbitration hearing has concluded. The decision of the Arbitrator shall be final and binding on all parties, and may be entered as a judgment by any party with any federal or state court of competent jurisdiction. Any filing fees and Arbitrator’s fees which must be paid will be paid by the Company. The prevailing party shall be entitled to recover from the losing party all costs that it has incurred as a result of the Arbitration hearing, travel costs and attorneys’ fees. This provision shall not alter the rights of the parties to seek and obtain the provisional equitable remedies provided under any applicable state or federal law. Employee represents, by his signature, that he is making a voluntary and knowing waiver of his right to pursue any and all employment-related claims in court.

(D) Successors. This Agreement shall extend to and be binding upon Employee, his legal representatives, heirs and distributees, and upon the Company, its successors and assigns.

(E) Governing Law. This Agreement and all remedies hereunder shall be construed and enforced in accordance with the laws of the State of California.

(F) Jurisdiction; Venue; Attorneys’ Fees. The parties do hereby agree and submit to personal jurisdiction in the State of California for the purposes of any proceedings brought to enforce or construe the terms of this Agreement or to resolve any dispute or controversy arising under, as a result of, or in connection with this Agreement, and do hereby agree and stipulate that any such proceedings shall be venued and held in Santa Clara County, California. The prevailing party in any such proceeding shall be entitled to recover from the losing party all costs that it has incurred as a result of such proceeding including but not limited to all reasonable travel costs and reasonable attorneys’ fees.

(G) Effective Date. This Agreement shall be effective as of the date first above written.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the date first set forth above.

RAINMAKER SYSTEMS, INC.

/s/ Michael Silton
By:	Michael Silton
Title:	Chief Executive Officer

/s/ Steve Valenzuela
STEVE VALENZUELA

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